Consent of KPMG Peat Marwick LLP

The Board of Directors
Rayovac Corporation:

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Peat Marwick LLP

Milwaukee, Wisconsin
November 14, 1997